Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum
Chief Financial Officer
650 940-4700
December 26, 2006
Mountain View, California
IRIDEX Reports Third Quarter Financial Results
Company Files 10Q Reports to become current on its filings with the SEC
US Direct Ophthalmology Revenue Grows 26% for the Quarter
Global Direct Ophthalmic Disposable Revenue Grows by 21%
Dermatology Revenues Increase
IRIDEX Corporation (Nasdaq/NMS: IRIX) today reported financial results for the third quarter ended September 30, 2006 and announced that on December 22, 2006 it has filed an amended Quarterly Report on Form 10-Q/A for the first quarter of 2006 ended April 1, 2006 as well as its Quarterly Reports on Form 10-Q for the second and third quarters of 2006, ended July 1, 2006 and September 30, 2006, respectively, with the Securities and Exchange Commission (SEC). With these filings, the Company is, once again, current on its filings with the SEC.
As previously reported in the Company’s 8-K filed with the SEC on August 21, 2006, in August 2006, the Audit Committee of the Board of Directors engaged outside counsel and initiated an independent review of the Company’s revenue recognition practices. In the course of this review, errors in revenue recognition were identified from the period beginning in the fourth quarter of 2003 through the first quarter of 2006. The Company’s Audit Committee subsequently determined that the previously reported financial results for the quarter ended April 1, 2006 should no longer be relied upon because of errors contained therein and that the financial results for that period should be restated. As a result of this restatement, the total sales reported for the first quarter of 2006 were adjusted downward by 2% or $167,000, which resulted in a reduction of $39,000 in net income and an increase in the net loss per share by $0.01. A full summary of the principal effects of these adjustments is outlined in the Company’s amended Quarterly Report on Form 10-Q/A for the period ended April 1, 2006. The Quarterly Report on Form 10-Q for the period ended July 1, 2006 had not been filed prior to this time. The completed investigation of the Company’s revenue recognition practices found errors in revenue recognition over a period starting with the third quarter of 2003. It was determined by the Audit Committee of our Board of Directors that these errors were not material to periods prior to the first quarter of 2006.
“This process has been very time consuming and has utilized management’s resources over the past six months,” Mr. Barry Caldwell, IRIDEX President and CEO, added. “Based upon this experience, we have made and will continue to make changes to our policies, controls and review procedures, training practices and methods and assignment of oversight responsibilities in an effort to prevent a recurrence of this type of event. These changes will assist us in complying with Section 404 of the Sarbanes-Oxley Act of 2002 when required to do so in future periods.”
Third Quarter Results
Sales for the third quarter of 2006 were $9.2 million, compared with $9.1 million reported for the third quarter of 2005. This represents a 2% increase in revenue; however, the results of third quarter of 2005 were positively impacted by a large non-recurring OEM sale for a Phase I clinical trial. Revenues for the third quarter of 2006 were positively impacted by an 11% increase in the non-OEM business, offset by an over 50% decrease in OEM sales. For the nine-month period ended September 30, 2006, sales were $26.9 million, a slight increase from the $26.6 million reported for the same period of 2005. Revenues for the first three quarters of 2006 were positively impacted by a 5% increase in non-OEM sales, offset by an over 30% decrease in OEM sales.
GAAP gross margins for the third quarter ended September 30, 2006 were 52.8%, including the stock compensation expenses, compared with 53.7% gross margins for the third quarter of 2005, not including stock compensation expenses. Third quarter 2005 margins were positively impacted by that large non-recurring OEM sale which carried gross margins much higher than the Company’s typical gross margins. Gross margins for the nine month period ended September 30, 2006 were 51.3%, including stock based compensation compared to 49.2% for the analogous nine month period of fiscal 2005, not including stock compensation expenses.
Operating expenses for the third quarter were impacted negatively by expenses of a non-recurring nature which added $1.4 million to the General and Administrative spending levels. Those non-recurring expenses included $700,000 in spending related to litigation, $400,000 in costs associated with the investigation of the Company’s revenue recognition practices and $300,000 in due diligence expenses for a potential opportunity in ophthalmology. In addition, the Company expensed $400,000 in stock based compensation during the quarter. Excluding all of these expenses, total operating expenses would have been $1.8 million lower. A similar comparison for the nine month period reflects a $3.3 million increase in spending including: $1.3 million in litigation, $400,000 for expenses related to the revenue recognition investigation, $300,000 for due diligence efforts and $1.4 million in stock based compensation expenses. The net loss for the third quarter ended September 30, 2006 was $1.1 million or a loss of $0.15 per share. This compares with net income of $879,000 in the year-ago period or $0.12 and $0.11 in earnings per basic and diluted share, respectively.
“During the third quarter, we continued to execute our long-term growth strategy which is based upon organic growth, product innovation, and strategic acquisitions,” said Mr. Caldwell. “Although our operating expenses were at historically high levels during the quarter and led to a net loss, they were necessary and we believe many of these expenses will be reduced or eliminated going forward. As we expected and as we indicated earlier in the year, the litigation expenses associated with our lawsuit against Synergetics increased as we entered the expert witness phase of discovery in connection with the lawsuit. We expect that depositions in connection with the Synergetics litigation will conclude in mid-January 2007 and the trial is scheduled for April 2007. We estimate that the spending for this litigation in each of the next three quarters will be approximately $300,000.”
Ophthalmology
Total ophthalmology sales grew 1% in the third quarter of 2006 to $8 million, compared with sales for the same quarter of 2005, which were positively impacted by the non-recurring OEM sale which was included in ophthalmology sales. During the first nine months of 2006, sales grew 6% to $23.2 million, as compared to $21.8 million for the same period of 2005, a comparison also impacted by the non-recurring OEM sale. Total direct sales of ophthalmology products, excluding all OEM sales and service, increased by 11% for the quarter and 12% for the nine month period. Those direct ophthalmology sales increases were led by the U.S. organization which accounted for a 26% increase in revenues for the quarter and a 21% increase for the nine-month period. International direct sales for the quarter were consistent with the third quarter of 2005, while international Ophthalmology direct sales for the first nine months of 2006 increased 4% to $9.2 million compared with $8.8 million for the analogous period last year.
“During the third quarter of 2006 we continued to execute our recurring revenue growth strategy. Third quarter 2006 total disposable sales grew 21% over the third quarter of 2005, with the US and international sales growing 21% and 20% respectively over the same period,” continued Mr. Caldwell. “During the first nine months of 2006, disposable sales grew by 25%, compared with the same period of 2005. This was led by disposable growth in the U.S. of 29%, while the international markets grew disposable probe sales by 20%.
“We continued to make investments in product innovation and sales, bringing eight new products to the market during the past year and building a world-class U.S. sales organization. We believe these investments are beginning to pay dividends, as evidenced by our strong year-to-date U.S. sales growth. I am very proud of our organization’s execution of our growth strategy in disposables and believe that disposable revenue growth will continue to be an important contributor to our overall growth going forward. With regard to product innovation, we unveiled two new laser consoles and six new disposable probes at the American Academy of Ophthalmology meeting in November 2006. We anticipate that these new products will generate additional growth opportunities in 2007.”
Dermatology
Total dermatology sales increased 6% to $1.3 million in the third quarter of 2006 from $1.2 million in the comparable period of 2005, primarily led by growth in the international markets. Sales in the U.S. market stabilized and the Company achieved sequential growth during the third quarter. At the close of the third quarter, the Company had filled positions for two additional sales territories bringing to seven the total number of dermatology sales representatives in the U.S.
“We have made material progress in our efforts to strengthen the results within dermatology and believe we have stabilized this business,” continued Mr. Caldwell. “In addition to the two new sales representatives, we were also able to hire a very experienced manager as the Director of Sales for Dermatology, Mr. Bo Bandura. I have known Mr. Bandura for nearly 30 years and believe he has the proven ability to mentor and develop sales representatives so they can reach their potential. Going forward we expect to see the positive impact from our enhanced dermatology team.
Balance Sheet Q3 2006
Cash and cash equivalents and available-for-sale-securities were $22.1 million as of September 30, 2006, up from $21.4 million at December 31, 2005. Inventories were $8.5 million as of September 30, 2006, compared to inventories of $9.3 million at the end of the third quarter of 2005 and $8.6 million on December 31, 2005. Inventory turns were 2.0 turns in the third quarter of 2006, compared with 1.8 turns for the third quarter of 2005 and 2.2 turns for the full 2005 fiscal year. Accounts receivable were $6.4 million as of September 30, 2006, compared with $6.9 million as of September 30, 2006 and $6.6 million on December 31, 2005. Quarterly days sales outstanding improved to 62 days in the third quarter of 2006 compared with 70 days for the third quarter of 2005 and 69 days for the full 2005 fiscal year.
Laserscope Aesthetics Acquisition Update
“We recently announced that we entered into an agreement to acquire the laser aesthetics business of Laserscope and we believe this transaction will allow us to expand our aesthetics franchise as well as provide a platform for additional growth in ophthalmology,” continued Mr. Caldwell. “We believe this acquisition will successfully position IRIDEX to achieve market growth in this large and growing aesthetic industry.
“We have had the opportunity to meet all of the employees who will be given offers to join the IRIDEX team at the close of this transaction,” continued Mr. Caldwell. “We have been very impressed by not only the talent on the team but also their enthusiasm about joining a company that will be highly focused on the success of their product line. The process of closing this transaction has proceeded on the timeline we originally expected and we anticipate being able to complete this transaction by early January 2007.”
Conference Call
IRIDEX management will conduct a conference call today at 1:30 p.m. (Pacific Time) to discuss its third quarter 2006 results and recent corporate developments. Interested parties may access the live conference call via telephone by dialing 800-257-1836 for domestic participants or 303-262-2138 for international participants. Interested parties may also visit the Company’s website at www.iridex.com. A telephone replay will be available beginning later today, December 26, 2006 through January 2, 2007 by dialing 800-405-2236 for domestic participants or 303-590-3000 for international participants. The passcode is 11079849#. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin diseases in dermatology markets (also referred to as aesthetics). IRIDEX products are sold in the United States through a direct sales force and internationally through a network of 77 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s future reductions in expenses, growth strategy and prospects, revenue growth, earnings, potential acquisitions, developments within the Company’s sales team, changes in the Company’s controls and procedures, the outcome of and costs associated with pending or future litigation, compliance with the Sarbanes-Oxley Act of 2002 and the closing of pending acquisitions. Actual results could differ materially and adversely from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, our ability to reduce expenses, the closing of pending acquisitions, our ability to remediate material weaknesses in our disclosure controls and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Additional risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006*	2005	2006*	2005

Sales	$9,222	$9,081	$26,869	$26,613
Cost of sales	4,350	4,202	13,076	13,511

Gross profit	4,872	4,879	13,793	13,102

Operating expenses:
Research and development	1,506	1,172	3,955	3,133
Sales, general and administrative	4,854	2,990	12,651	8,852

Total operating expenses	6,360	4,162	16,606	11,985

Income (loss) from operations	(1,488)	717	(2,813)	1,117
Interest and other income, net	184	157	540	413

Income (loss) before income taxes	(1,304)	874	(2,273)	1,530
Benefit from (provision for) income taxes	161	5	293	(241)

Net income (loss)	($1,143)	$879	($1,980)	$1,289

Net income (loss) per common share — basic	($0.15)	$0.12	($0.26)	$0.17

Net income (loss) per common share — diluted	($0.15)	$0.11	($0.26)	$0.16

Shares used in per common share basic calculations	7,758	7,441	7,680	7,373

Shares used in per common share diluted calculations	7,758	8,102	7,680	7,885

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30,	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$4,439	$12,655
Available-for-sale securities	17,651	8,779
Accounts receivable, net	6,373	6,589
Inventories	8,529	8,594
Prepaids and other current assets	639	885
Current deferred income taxes	1,415	1,415

Total current assets	39,046	38,917

Property and equipment, net	1,082	1,114
Deferred income taxes and other long term assets	1,179	1,073

Total assets	$41,307	$41,104

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,093	$1,094
Accrued expenses	3,700	4,421
Deferred revenue	1,328	1,072

Total liabilities	6,121	6,587

Stockholders’ Equity:
Common stock	79	76
Additional paid-in capital	28,955	26,334
Accumulated other comprehensive loss	(2)	(27)
Treasury stock	(430)	(430)
Retained earnings	6,584	8,564

Total stockholders’ equity	35,186	34,517

Total liabilities and stockholders’ equity	$41,307	$41,104